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                                                                     EXHIBIT 4.5

             [LETTERHEAD OF MCDANIEL & ASSOCIATES CONSULTANTS LTD.]

                              CONSENT OF ENGINEERS

To: APF ENERGY TRUST
    THE BOARD OF DIRECTORS OF APF ENERGY INC.

Dear Sirs:

We refer to the Registration Statement on Form F-8 of APF Energy Trust dated August 18, 2003 (the "Registration Statement"). We hereby consent to the use of our name and references to excerpts from our evaluation report (the "Report") of the petroleum and natural gas reserves of CanScot Resources Ltd. and the future net production revenues therefrom effective January 1, 2003, the Report being referenced in the Registration Statement.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

"signed by P. A. Welch"

______________________________
P. A. Welch, P. Eng.
Executive Vice President

Dated: August 18, 2003
Calgary, Alberta